Exhibit 10.14

ASSET PURCHASE AGREEMENT

Tyche Health Enterprises, LLC

And

TSH Acquisition, LLC

Graymark Healthcare, Inc.

Dated as of March 31, 2013

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into on March 31, 2013, by and between Tyche Health Enterprises, LLC, a California limited liability company (“Seller”), TSH Acquisition, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties.”

WHEREAS, pursuant to that certain MEMBERSHIP INTEREST PURCHASE AGREEMENT dated July 17, 2007 (“Purchase Agreement”), a copy of which is attached hereto as Exhibit “A,” Seller owns both preferred and common membership interests in Foundation Surgery Holdings, LLC, Foundation Weightwise Holdings, LLC (NKA Foundation Surgical Hospital Affiliates, LLC) as well as the right to various equity interests in the affiliates of these Foundation companies (herein collectively referred to as “Foundation”); and

WHEREAS, Buyer desires to purchase and acquire from Seller all of its right, title and interest in the Purchase Agreement and any preferred or non-preferred ownership interest in the Foundation entities that have been acquired as a result of the Purchase Agreement; and

WHEREAS, subject to the terms and conditions contained in this Agreement, Seller shall assign, sell, convey and transfer to Buyer all of its right, title, and interest in the Purchase Agreement as well as any preferred or non-preferred ownership interest in the Foundation entities that have been acquired as a result of the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. ACQUISITION OF ASSETS BY BUYER.

1.1. Purchase and Sale of Assets. Subject to the conditions specified in section 2 below, Seller agrees to sell, assign, convey and transfer to Buyer and Buyer agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in the Purchase Agreement and any preferred or non-preferred ownership in the Foundation entities that have been acquired as a result of the Purchase Agreement (the “Acquired Assets”). Buyer shall assume any and all rights and obligations of Seller contained in the Purchase Agreement.

1.2 Purchase Terms. Buyer agrees to purchase the Acquired Assets in accordance with the following terms:

1.2.1. Buyer will pay a total purchase value of $12,717,662.22 according to the following payment schedule:

a)	On or before March 29th, 2013, Buyer will pay Seller $5,029,101.66 in cash. Such amount shall be paid by wire transfer in accordance with instructions provided by Seller.

b)

Buyer will provide Seller with a note in the principal amount of $5,029,101.66 that will be backed by a binding, irrevocable unconditional letter of credit in a form approved by Seller and provided and issued by a state or national bank acceptable to Seller and providing for an expiration date (“Expiry”) of not less than             days from issuance date and in an amount not less than $5,225,581.00. The note shall become due and payable on August 1st, 2013 for $5,029,101.66. Until the note is paid in full, it shall bear interest of 11.5% annually, payable in monthly installments of $48,195.56 due on the 1st of each month commencing on the 1st day of May, 2013 and thereafter on the 1st day of each succeeding month until the 1st day of August, 2013 when all accrued interest remaining unpaid together with the principal amount shall then be immediately due and payable. If the note is not timely paid or if any monthly interest payment required to be paid thereunder is not received by the Seller within five (5) days of its due date for each month respectively, then a late fee equal to 10% of the amount due shall be added to the amount then due and payable. In the event that a default in the payment obligation under the note occurs, then all principal and accrued interest and late fees shall be accelerated and become immediately due and payable. A default shall mean that if any payment due is not received within 5 days of its due date. TIME IS OF THE ESSENCE IN THIS TRANSACTION. In the event of a default as above described then Seller may immediately, and without notice present such letter of credit for payment and draw upon such letter of credit all amounts due and owing under and pursuant to the terms of the note. The form of the note is attached hereto as Exhibit “B”.

c)	$553.903.00 in the form of a Buyer’s new promissory note issued directly to Brian McCormack. The parties acknowledge that current Seller member, Brian McCormack, has agreed to “roll” his investment into Buyer in accordance with a separate agreement entered into between Brian McCormack and the Buyer. Seller is not a party to such agreement which has been separately negotiated by Buyer and Mr. McCormack without Seller’s participation. Therefore, Mr. McCormack’s full consideration from the sale of the assets shall be the note he receives from rolling into the Buyer. Any amounts to be paid to Mr. McCormack shall be subordinated to all amounts to be paid to Seller pursuant to this Agreement.

d)	$1,865,600.00 in the form of a Buyer’s new promissory note issued directly to S&H Equipment Leasing. The parties acknowledge that current Seller Member, S&H Equipment Leasing, has agreed to “roll” its investment into Buyer in accordance with a separate agreement entered into between S&H Equipment Leasing and the Buyer. Seller is not a party to such agreement which has been separately negotiated by Buyer and S&H Equipment Leasing without Seller’s participation. Therefore, S&H Equipment Leasing’s full consideration from the sale of the assets shall be the note he receives from rolling into the Buyer. Any amounts to be paid to S&H Equipment Leasing shall be subordinated to all amounts to be paid to Seller pursuant to this Agreement.

e)	$239,955.89 in the form of newly issued preferred shares of Buyer containing the preferences described in Exhibit “C.” Such shares shall be issued directly to members of Seller in accordance with instructions provided by Seller.

1.2.2	Subject to Seller receiving certain releases as previously agreed to, Seller, through its managers, shall agree and consent to the transfer of 70 of Seller’s membership units presently held by Rock Solid Gelt Limited, a Delaware limited partnership, to Buyer pursuant to a separate agreement entered into between Rock Solid Gelt Limited and THE Managers and between THE Managers and Graymark.

1.2.3	.

1.2.4	In addition to the consideration stated above, upon the combination of the Foundation/Graymark assets whether by way of asset transfer, stock transfer, merger, or other, Graymark shall issue the following warrants for common shares of Graymark;

•	1,687,500 5 year warrants at a strike price of $1.15

•	3,062,500 7.5 year warrants at a strike price of $1.50

•	2,000,000 10 year warrants at a strike price of $1.75

The warrants exercisable at any time and shall be assigned by Seller to its members and shall include registration/piggy back rights in accordance with the agreement attached as Exhibit “D.” In addition, Buyer shall cause the warrants and the underlying stock to be listed within             years. Twenty percent of the warrants shall be allocated and assigned directly to THE Managers.

1.2.5	The Buyer agrees to issue a promissory note to THE Managers for accrued unpaid management fees equal to approximately $350,000. The note shall be subordinate to the payments to the note payable to Seller described in 1.4.1(d). The note shall bear the same interest rate and late charge as the Seller’s note and shall be due on August 1, 2013.

2. CONDITIONS TO SELLER’S PERFORMANCE: Seller’s performance is subject to each of the following which run in favor of Seller:

2.1	That the form of the promissory note and the letter of credit payable to Seller is acceptable to Seller. The form of the promissory note is attached hereto as Exhibit “B,” and the form of the letter of credit is attached hereto as Exhibit “E.”

2.2	That this transaction is approved by the members of Seller in accordance with Seller’s Operating Agreement.

2.3	That the cash funds of $5,029,101.66 are on deposit seller at time of closing.

2.4	That releases acceptable to Seller have been received in conjunction with (1) the transfer of the 70 membership units describe in section 1.2.2 above, and (2) the roll over by Brian McCormack and S&H Equipment Leasing as described in sections 1.2.1(c) and (d) above.

2.5	That the form of the registration rights/piggyback rights agreement which is attached hereto as Exhibit “D” has been approved by Seller.

2.6	That the $117,000 payment due by Foundation is paid to Tyche on or before March 25th, 2013.

2.7	That the form of the promissory note described in section 1.2.5 the form of which is attached as Exhibit “F” has been approved by Seller.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer the following:

3.1. Organization and Qualification of the Seller. Seller is a limited liability company that is duly organized, validly existing, and in good standing under the laws of the State of California and, upon approval of its Members in accordance with its Operating Agreement, shall have the requisite power and authority to enter into this Agreement.

3.2. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3 ARE THE ONLY REPRESENTATIONS AND WARRANTIES BEING MADE BY SELLER AND ITS AFFILIATES IN THIS AGREEMENT. EXCEPT AS SET FORTH IN THIS ARTICLE 3 OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE ACQUIRED ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) WARRANTY AGAINST INFRINGEMENT, (III) THE OPERATION OF THE BUSINESS BY THE BUYER AFTER THE CLOSING OR (IV) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING, ALL OF WHICH ARE HEREBY DISCLAIMED.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:

4.1. Authorization of Transaction. Buyer and Foundation have all requisite corporate power and authority to execute and deliver this Agreement and all associated documents referenced herein.

5. DUE DILIGENCE. Buyer has completed its own due diligence investigation of the operation of the Seller and the Acquired Assets, the results of which shall have been deemed satisfactory in the sole discretion of Buyer, its agents, employees and representatives. Buyer is relying exclusively on its own due diligence and not on any representations or statements made by Seller or its agents. Buyer waives any and all claims against Seller or its agents for any failure to disclose any information to Buyer.

6. MISCELLANEOUS.

6.1. Press Releases and Public Announcements. Subject to this Section 7.1, no press release, publicity or other form of public written disclosure related to this Agreement shall be permitted by either party to be published or otherwise disclosed unless the other party has indicated its consent to the form of release in writing, except for any disclosure as is deemed necessary or advisable, in the reasonable judgment of the responsible party, to comply with national, federal or state laws or regulations with respect to regulatory reporting or disclosure obligations, including without limitation, under securities laws and stock exchange rules and regulations and further including without limitation, in filings on Form 8-K or 10-Q as the case may be.

6.2. Succession and Assignment; No Third-Party Beneficiary. This Agreement and the rights of the Parties hereunder may not be assigned by operation of law or otherwise. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and the successors and permitted assigns thereof. This Agreement is for the sole benefit of the Parties and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and permitted assignees, any legal or equitable rights hereunder.

6.3 Indemnification By Buyer. Buyer hereby indemnifies and holds Seller, its officers, managers, and affiliates harmless from all claims, costs (including attorneys fees), liabilities or damages arising out of or relating to the separate agreements entered into between Buyer and Rock Solid Gelt Limited, Brian McCormick, and/or S&H Equipment Leasing as described in sections 1.2.1(c) and (d) and 1.2.2 above.

6.4. Counterparts. This Agreement may be executed in any number of counterparts, (including by facsimile transmission or by electronic mail with scan or attachment signature) each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

6.5. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

6.6. Notices. Any and all notices required hereunder shall be in writing and shall be (a) sent by certified, first-class mail, postage prepaid, (b) sent by national overnight courier or (c) delivered by facsimile (with the original promptly sent by any of the foregoing manners), to the addresses or facsimile numbers of the other Party as set forth below. The effective date of any notice hereunder shall be the date of receipt by the receiving Party:

If to Seller:

If to Buyer:

6.7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

6.8. Amendments and Waivers. No alternation, waiver, cancellation, or any other change or modification in any term or condition of this Agreement, or any agreement contemplated to be negotiated or reached pursuant to the terms of this Agreement, shall be valid or binding on either party unless made in writing and signed by duly authorized representatives of both Parties. Any waiver of breach or default pursuant to this Agreement shall not be a waiver of any other subsequent default. Failure or delay by either party to enforce any term or condition of this Agreement shall not constitute a waiver of such term or condition.

6.9. Severability. To the extent any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision notwithstanding, the remaining provisions of this Agreement shall remain in full force and effect and such invalid or unenforceable provision shall be deleted.

6.10. Expenses. Each of party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement.

6.11. Construction. This Agreement is the result of negotiation between the Parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions and without any strict construction in favor of either Party. Any ambiguity shall not be interpreted against the drafting Party.

6.12 Arbitration. Except as expressly set forth in this Agreement, all disagreements, disputes, controversies and claims arising out of this Agreement, shall be submitted to and resolved by arbitration in Orange County, California before a commercial panel of one arbitrator in accordance with and pursuant to the Commercial Arbitration Rules of the American Arbitration, as then in effect. The arbitrator shall be selected by mutual agreement of the Parties, or if no agreement can be reached, the arbitrator shall be selected by the American Arbitration Association. The arbitrator shall be licensed attorneys with at least fifteen (15) years’ experience in the negotiation and performance of commercial contacts. The discovery period shall last no more than sixty (60) days after the arbitrators shall declare the discovery period commenced, and each Party may conduct no more than five (5) depositions. The arbitrator shall issue a reasoned opinion in support of his or her award. The determination of the arbitrator shall be final and binding on the Parties. The service of any notice, process, motion or other document in connection with an arbitration proceeding or for the enforcement of any arbitration award bay be made as set forth in this Agreement (other than by telecopier). The provisions of this section shall not be deemed to preclude any Party hereto from seeking preliminary injunctive or other equitable relief to protect or enforce its rights hereunder pending arbitration, or to prohibit any court from making preliminary findings of fact in connection with granting or denying such preliminary injunctive relief pending arbitration, or to preclude any Party hereto from seeking permanent injunctive or other equitable relief after and in accordance with the decision of the arbitrators. Nothing herein shall be construed to mean that any decision of the arbitrator is subject to judicial appeal or review, on any ground whatsoever. Each Party shall bear its own costs and expenses in the event of any dispute hereunder.

6.13 Attorney’s Fees. In the event of any dispute relating to or arising out of the subject matter of this Agreement (or to enforce the terms of this Agreement), the non-prevailing party shall reimburse the prevailing party for all reasonable attorney fees and costs resulting therefrom.

6.14 Entire Agreement. This Agreement, including the transaction documents referenced herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. In the event of any conflict between the terms of this Agreement and any agreement or document entered into or delivered in accordance herewith, including any purchase order, terms and conditions of supply or any other document delivered in accordance herewith, the terms of this Agreement shall prevail.

“Seller”		“Buyer”

TYCHE HEALTH ENTERPRISES, LLC		TSH ACQUISITION, LLC

By:	THE MANAGERS, LLC, a	By:	/s/ STANTON NELSON
By:	Archimedes Financial, LLC,		Stanton Nelson Its Manager

By:	/s/ MICHAEL B. HORRELL
Michael B. Horrell, Sole Member and Operating Manager

By:	Fortuna Asset Management, LLC, a California limited liability company, its Manager

By:	/s/ KAREN B. BRENNER
Karen B. Brenner, Manager

EXHIBIT “A”

PURCHASE AGREEMENT

EXHIBIT “B”

PROMISSORY NOTE

EXHIBIT “C”

DESCRIPTION OF PREFERENCES

EXHIBIT “D”

REGISTRATION/PIGGYBACK RIGHTS AGREEMENT

EXHIBIT “E”

LETTER OF CREDIT

EXHIBIT “F”

NOTE TO THE MANAGERS

EXHIBIT “G”

RELEASE